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                                                                    Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of The Rouse Company on Form S-3 (File Nos. 2-78898, 2-95596, 33-52458, 33-57347,
33-57707 and 333-20781), Form S-8 (File Nos. 2-83612, 33-56231, 33-56233,
33-56235 and 333-32277) and Form S-4 (File No. 333-1693) of our report dated June 15, 1998, on our audit of the statement of revenues and certain expenses of the Valley Fair Property for the year ended December 31, 1997 and of our report dated June 15, 1998, on our audit of the statement of revenues and certain expenses of the Park Meadows Mall Property for the year ended December 31, 1997 which reports are included in this filing on Form 8-K/A.


PricewaterhouseCoopers LLP
Newport Beach, California
October 6, 1998